 EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of OGL Holdings Ltd,.

We consent to the inclusion in the foregoing amendment No. 1 to Form S-1 of OGL Holdings Ltd.. (the “Company”) of our report dated March 30, 2016, relating to our audit of the balance sheet of OGL Holdings, Ltd. (the “Company”) as of December 31, 2015 and the related statements of operations, stockholders' deficit and cash flows for the period from January 12,2015 ( Inception ) to December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ Anton and Chia, LLP

Newport Beach, California

June 3, 2016